McGladrey LLP

One South Wacker Drive, Suite 500
Chicago, IL 60606
www.mcgladrey.com

September 17, 2013

Securities and Exchange Commission
Washington, D.C. 20549

Commissioners:

We have read Lee Enterprises, Incorporated's statements included under Item 4.02(b) of its Form 8-K filed on September 17, 2013 and we agree with the statements included in the first paragraph, the second sentence of the second paragraph, and the first and last sentences of the third paragraph of Item 4.02(b). We have no basis to agree or disagree with any other statements in Item 4.02(b) of this Form 8-K.

Sincerely,

/s/ McGladrey LLP